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                                                                    EXHIBIT 23.1

[KPMG LOGO]

                         Independent Auditors' Consent


The Board of Directors

CardioDynamics International Corporation:

We consent to incorporation by reference in registration statements No. 333-40969, No. 333-38920 and 333-38922 on Form S-8 and Nos. 333-31275, 333-65331,
333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309,
333-31702 and 333-44226 on Form S-3 of CardioDynamics International Corporation of our report dated January 23, 2001, relating to the balance sheets of CardioDynamics International Corporation as of November 30, 2000 and 1999, and the related statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the November 30, 2000, annual report on Form 10-KSB of CardioDynamics International Corporation.

                                 /s/ KPMG LLP


San Diego, California
February 28, 2001